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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549



                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

      Date of report (Date of earliest event reported): September 19, 1995



                         ZENITH NATIONAL INSURANCE CORP.

             (Exact name of registrant as specified in its charter)


           Delaware                  1-9627                 95-2702776
        (State or other       (Commission File No.)      (I.R.S. Employer
       jurisdiction of                                  Identification No.)
        incorporation)




                               21255 Califa Street
                      Woodland Hills, California 91367-5021
               (Address of principal executive offices) (zip code)


               Registrant's telephone number, including area code:

                                 (818) 713-1000

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Item 5.  Other Events.

       On September 19, 1995, Zenith National Insurance Corp. ("Zenith") and Anchor National Life Insurance Company ("Anchor"), a wholly owned subsidiary of SunAmerica Inc., entered into a Stock Acquisition Agreement (the "Agreement") pursuant to which Zenith agreed to sell to Anchor, or a designated affiliate of Anchor, all of the issued and outstanding capital stock of CalFarm Life Insurance Company ("CalFarm Life"). The purchase price under the Agreement is $120 million plus, if the closing under the Agreement (the "Closing") occurs after December 31, 1995, an amount equal to the earnings of CalFarm Life from January 1, 1996 to the Closing.


       At or before the Closing, the Agreement provides for the transfer of certain assets of CalFarm Life to Zenith or one of its affiliates. These assets will include CalFarm Life's group health insurance business, its subsidiary CalFarm Properties, Inc., its shares of common and preferred stock of Delta Life Corporation and certain real estate, and personal property. In addition, prior to the Closing, the Agreement provides for the payment by CalFarm Life of a $500,000 dividend to Zenith.

       The Closing is subject to a number of conditions customary for similar transactions, including regulatory and other approvals and consents.


       After the Closing, Zenith will, for a fee, provide administrative services to CalFarm Life for a period of time not to exceed 6 months. Anchor will be entitled to indemnification from Zenith after the Closing for certain tax and other liabilities.

       A copy of the Agreement and Zenith's press release, dated September 20, 1995, relating to the transaction, are attached hereto as exhibits and incorporated herein by reference.


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Item 7.  Exhibits.

EXHIBIT NO.   DESCRIPTION

     2.1 Stock Acquisition Agreement, dated as of September 19, 1995, between Anchor National Life Insurance Company and Zenith National Insurance Corp.

    99.1      Press Release, dated September 20, 1995



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 6, 1995                    ZENITH NATIONAL INSURANCE CORP.



                                   by: /s/ FREDRICKA TAUBITZ
                                       ---------------------------
                                       Fredricka Taubitz
                                       Executive Vice President
                                         and Chief Financial Officer